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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported) June 29, 2000 (June 22, 2000)
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                                PREDICT IT, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                0-28263                   84-1433978
(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
of Incorporation)                                            Identification No.)

                               268 W. 44th Street
                            New York, New York 10036

                         (Address of principal executive
                           offices including zip code)

                                 (212) 217-1200

                         (Registrant's telephone number,
                              including area code)


                                      N.A.
                                      ----
          (Former name or former address, if changed since last report)

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Item 5. Other Events.

         Effective as of June 22, 2000, the Board of Directors of Predict It, Inc. (the "Company") has approved the repricing of outstanding stock options previously granted to Mr. Andrew Merkatz, the President of the Company. The repricing provided for the exercise price of 1,583,442 options to be reduced from a range of $1.02 to $3.75 per share to $.5312 per share, to reflect the closing price of the Company's common stock as of the close of business on such date. The repricing did not effect the term or vesting period of the options. The Board of Directors, in acting to reduce the exercise price of the stock options, considered several factors. One such factor was the decline in the price of the Common Stock over a period of approximately thirteen months prior to the date of the repricing, which resulted in the previously granted stock options having exercise prices well in excess of the prevailing market price for the common stock at the time of the repricing. As a consequence, the impact of the stock options as a motivational tool and as a reward to Mr. Merkatz was significantly eroded. In view of the Company's reliance on stock options as a component of its compensation program, the Board of Directors believed that the reduction in the exercise prices of the options was critical to retaining and motivating Mr. Merkatz who is in a position to contribute substantially to the progress and success of the Company.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      PREDICT IT, INC.
                                                        (Registrant)


Dated June 28, 2000                                   By: /s/ Andrew P. Merkatz
                                                         -----------------------
                                                          Andrew P. Merkatz
                                                          President